As filed with the Securities and Exchange Commission on August 13, 2026

Registration No. 333-[         ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXT TECHNOLOGY HOLDING INC.

(Exact name of registrant as specified in its charter)

Wyoming	84-4948289
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1376-7 OBA, KASUKABE CITY, SAITAMA PREFECTURE GRANDAGE 3, TAKEBASHI 408 JAPAN 344-0021	344-0021
(Address of Principal Executive Offices)	(Zip Code)

NEXT TECHNOLOGY HOLDING INC. 2025 Equity Incentive Plan

(Full title of the plan)

Wyoming Registered Agent

1621 Central Ave Cheyenne, Wyoming 82001

(Name and address of agent for service)

(307) 637-5151

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Post Reverse Stock Split - The Plan

This Registration Statement on Form S-8 is being filed by Next Technology Holding Inc. (the “Company” or the “Registrant”) to register additional shares of common stock of the Company, $0.0000 par value per share (the “Common Stock”) under the Next Technology Holding Inc. 2025 Equity Incentive Plan (the “Plan”) as a result of the proportionately reduced number of undistributed shares registered by the Prior S-8 (as defined below) due to the 2026 Reverse Stock Split (as defined below) effected after the Prior S-8.

The Registrant previously filed a Registration Statement on Form S-8 (File No. 333-288503) with the Securities and Exchange Commission (the “Commission”) on July 3, 2025, registering 80,000,000 shares of Common Stock issuable under the Plan (the “July 2025 S-8”). Thereafter, 70,000,000 shares of Common Stock were issued under the Plan and 10,000,000 shares of Common Stock remained available under the Plan. On September 16, 2025, the Registrant effectuated a 200-for-1 reverse stock split (the “2025 Reverse Stock Split”). As a result of the 2025 Reverse Stock Split, pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), the number of undistributed shares of 10,000,000 deemed covered by the July 2025 S-8 was proportionately reduced to 50,000 shares.

On September 29, 2025, the Registrant filed a second Registration Statement on Form S-8 (File No. 333-290599) with the Commission, registering an additional 9,950,000 shares of Common Stock issuable under the Plan (the “September 2025 S-8” and, together with the July 2025 S-8, the “Prior S-8”), thereby restoring the aggregate number of shares registered and available for future issuance under the Plan to 10,000,000 shares.

On August 10, 2026, the Registrant effectuated a 100-for-1 reverse stock split (the “2026 Reverse Stock Split”) of its Common Stock. Pursuant to Rule 416(b) of the Securities Act, if prior to completion of the distribution of the securities covered by a registration statement, all the securities of a class which includes the registered securities are combined by a reverse split into a lesser amount of securities of the same class, the amount of undistributed securities of such class deemed to be covered by the registration statement shall be proportionately reduced.

Immediately prior to the 2026 Reverse Stock Split, of the 10,000,000 shares of Common Stock registered under the September 2025 S-8 and available for issuance under the Plan, 2,020,000 shares had been issued pursuant to awards granted under the Plan, and 7,980,000 shares remained available for future issuance. As a result of the 2026 Reverse Stock Split, the number of undistributed shares deemed covered by the Prior S-8 was proportionately reduced from 7,980,000 shares to 79,800 shares. Accordingly, the Registrant is filing this Registration Statement on Form S-8 to register an additional 7,900,200 shares of Common Stock issuable under the Plan so that the aggregate number of shares registered and available for future issuance under the Plan is restored to 7,980,000 shares.

Pursuant to General Instruction E to Form S-8, this Registration Statement is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement of the Company on Form S-8 relating to the Plan, is effective, and the Company’s Registration Statements on Form S-8 (File No. 333-288503) and Form S-8 (File No. 333-290599) previously filed with the Commission on July 3, 2025 and September 29, 2025, respectively, registering shares of Common Stock issuable under the Plan are incorporated by reference in this Registration Statement, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

(a)	The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(i)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Commission on March 31, 2026;

(ii)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, as filed with the Commission on April 29, 2026 and July 24, 2026, respectively;

(iii)	The Registrant’s Current Reports on Form 8-K filed with the SEC on August 5, 2026, March 27, 2026, March 25, 2026, March 12, 2026 and January 23, 2026, respectively.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed);

(c)	The description of the Registrant’s common stock that is contained in the Registrant’s Form S-1 (SEC File No. 333-252149), filed with the SEC on January 15, 2021, pursuant to the Securities Act, as updated by any amendment or report filed for the purpose of updating such description and Form 8-A, filed with the SEC on July 18, 2022, pursuant to the Exchange Act, as updated by any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

INDEX OF EXHIBITS

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant
4.2	Second Amended Bylaws of Registrant
5.1*	Opinion of Holland & Hart LLP
23.1*	Consent of JWF Assurance PAC, Independent Registered Public Accountants
23.2*	Consent of CHI-LLTC, Independent Registered Public Accountants
23.3*	Consent of Holland & Hart LLP (included in Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on signature page to this Registration Statement)
99.1*	Next Technology Holding Inc. 2025 Equity Incentive Plan
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the undersigned registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong Special Administrative Region, China, on this day of August 13, 2026.

NEXT TECHNOLOGY HOLDING INC.

By:	/s/ Weihong Liu
Name:	Weihong Liu
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Weihong Liu, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Weihong Liu	Chief Executive Officer	August 13, 2026
Weihong Liu	(Principal Executive Officer)

/s/ Eve Chan	Chief Financial Officer and Secretary	August 13, 2026
Eve Chan	(Principal Financial and Accounting Officer)

/s/ Nan Ding	Chief Operating Officer	August 13, 2026
Nan Ding

/s/ Hongliang Liu	Chief Technical Officer	August 13, 2026
Hongliang Liu

/s/ Hsiu Wu	Director	August 13, 2026
Hsiu Wu

/s/ Wenbo Li	Director	August 13, 2026
Wenbo Li

/s/ Guang Cui	Director	August 13, 2026
Guang Cui

/s/ Gwanggeun Jo	Director	August 13, 2026
Gwanggeun Jo